Exhibit 10.1

DIRECTORS and OFFICERS

EMPLOYMENT AGREEMENT

                I, John Paxton (the “Employee”) understand my employment with Zebra Technologies Corporation (“Zebra”), will give me access to information which Zebra regards as confidential and proprietary to its business and, if known to its competitors, would damage Zebra. My employment also may give me access to Zebra’s customers which are a unique and valuable asset to Zebra. Accordingly, so that there will be no misunderstanding in the future regarding these matters, in consideration of my employment or continued employment and for other good and valuable consideration, I agree to the following:

1.             Zebra wishes to employ me and I wish to be employed by Zebra. I understand that my employment and the compensation which I receive from Zebra is subject to my promises and obligations set forth in this Agreement. Zebra has also agreed that it will offer me employment subject to the terms in this Agreement on the condition that I comply with my obligations described in this Agreement which are deemed ancillary to my employment relationship with Zebra.

2.             Zebra has hired me for the position of President, Barcode Business Unit. The primary duties and expectations of this position have been described to me, and they will be available to me for review in the office of Zebra’s Vice President, Human Resources. As of the execution date of this Agreement, my salary for performing these services is $19,230.76 per two-week pay period (annualized $500,000.00) during the time I am employed by Zebra. In 2002, I will participate in the management bonus plan at the annual target level of 60% of base earnings. Zebra has agreed to pay me and I understand that I am eligible for salary increases consistent with and subject to the normal and usual practices and guidelines which apply to Zebra’s other employees that are similarly situated to me.

3.             In addition to my salary, I understand that I also am available for all other fringe benefits provided by Zebra to other similarly situated employees (i.e., vacation, holidays, etc.) on the same basis and to the same extent as such applicable benefits are provided to all other similarly situated employees and subject to the terms and eligibility requirements for such benefit programs.

4.             As consideration for the promises herein, the Company grants to the Employee the option to purchase 100,000 shares of Zebra Technologies Corporation Class A Common Stock in accordance with the Zebra Technologies Corporation 1997 Stock Option Plan dated February 20, 2002.

5.             During my employment with Zebra, I agree to refrain from engaging in any activity or outside employment which is either directly or indirectly detrimental to or which would pose an actual or potential conflict of interest to Zebra.

6.             During and after my employment with Zebra, I will keep confidential and not disclose to others without written authorization from Zebra’s Chief Executive Officer, any of Zebra’s Confidential Information. I understand and acknowledge that if I violate this paragraph, Zebra is entitled to all remedies available under the statutory and common law, including without limitation those set forth in the Illinois Trade Secret’s Act.

                The phrase “Confidential Information” includes, but is not limited to, the following:

•    Information related to the internal affairs of Zebra, its customers, services, products or employees including but not limited to the following: (i) product resident software, object code or design concepts, (ii) customer or produce specific sales/marketing strategy, (iii) new product development activities, (iv) employee personnel files, or (v) competitive, market or product research data.

•    Information related to Zebra’s methods, ways of doing business, efforts to market Zebra’s services, including but not limited to the following: (i) business acquisition, divestiture or joint venture activities, or (ii) business agreements with customers or end users.

7.             Upon termination of my employment with Zebra (for any reason), I will immediately return all notes, data, reference materials, sketches, drawings, memoranda, records, and any other tangible information (and all copies of the same) which in any way relate to or concern Zebra’s business, Zebra’s employees, or any of Zebra’s Confidential Information.

8.             During my employment with Zebra, and for a period of twelve (12) consecutive months following the termination of my employment (for any reason), I will not directly or indirectly:

(a)          Contact, solicit, interfere with or divert any of Zebra’s customers for which I perform services on behalf of during my employment with Zebra, for my own benefit or for the benefit of other companies, individuals, or business entities which are in competition with Zebra. (This restriction is necessary in order to protect the good will of Zebra and its near permanent relationship with its customers);

(b)         Solicit any person who is employed by Zebra for the purpose of encouraging that employee to join me as a partner, agent, employee or otherwise in any business activity which is competitive with Zebra; and

(c)          Perform services in any capacity for myself or any entity, partnership, organization or business which is in any way competitive with Zebra. (This restriction is necessary because I acknowledge that it would be virtually impossible for me to work for any competitive business entity without having to breach my obligations contained in this agreement, because of the unique relationship between the Director/Officer and the Company.

9.             I understand and agree that any and all Confidential Information which I have access to, use or create during my employment with Zebra is and shall at all times remain the sole and exclusive property of Zebra, and I agree to assign to Zebra any right, title or interest I may have in such Confidential Information to Zebra. I also agree that, if I am asked by Zebra (at its expense), I will do all things and sign all necessary documents reasonably necessary in the opinion of Zebra to eliminate any ambiguity as to the right of Zebra in such Confidential Information including but not limited to providing my full cooperation to Zebra in the event of any litigation to protect, establish or obtain such rights of Zebra.

                I understand that this paragraph does not waive or transfer my rights to any invention for which no equipment, supplies, facility or trade secret or Confidential Information of Zebra was used and which was developed entirely on my own time, unless the invention relates to the business of Zebra, or to Zebra’s actual demonstratively anticipated research or development, or the invention results from any work that I performed for Zebra during the term of my employment relationship with Zebra.

10.           This Agreement is governed by the laws of the State of Illinois, and a breach of its terms by me will cause irreparable harm to Zebra. Therefore, if I breach any of the terms of this Agreement, or if I threaten such a breach, in addition to other remedies, Zebra has the right to enforce this Agreement by way of a temporary and/or permanent injunction, and I will be required to pay its legal expenses and costs incurred in bringing such an action against me.

11.           I acknowledge and agree that the terms of this Agreement are reasonable and necessary to preserve Zebra’s legitimate business interests, and that they will not prevent me from earning a livelihood in my chosen business and they are not an undue restraint on me and my future employment opportunities.

12.           I understand and acknowledge that this Agreement is not intended to create a promise or contract of employment for a specific term. Additionally, I acknowledge and agree that if any terms of this Agreement are deemed unenforceable by a court of law, they may be deleted from this Agreement without having any effect on the remaining terms.

13.           I acknowledge that I have had the opportunity to review the restrictions in this Agreement with an attorney and that Zebra and I have engaged in negotiations over the terms of employment and compensation which I will receive for so long as I am employed by Zebra.

/s/ John Paxton	/s/ Zebra Technologies Corporation
JOHN PAXTON	ZEBRA TECHNOLOGIES CORPORATION

February 17, 2002	February 17, 2002
DATE	DATE